UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): February 25, 2011
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
SIGNATURES

Item 7.01.	Regulation FD Disclosure
     When ION Geophysical Corporation (the “Company”) hired Robert P. Peebler as its President and Chief Executive Officer in March 2003, the Company awarded Mr. Peebler an option to purchase 1,325,000 shares of the Company’s common stock at $6.00 per share. The stock option award was in lieu of any guaranteed cash bonus or other stock option awards in his employment agreement entered into upon his hire. Consistent with the intention of his original stock option award, the Company did not grant Mr. Peebler additional stock option awards until December 2008.
     On March 31, 2003, the date of his stock option award grant, the closing sales price per share of the Company’s common stock on the New York Stock Exchange was $3.60. As a result, the exercise price for Mr. Peebler’s original grant of the stock option exceeded the market price of the Company’s shares on the date of grant by approximately 60%. By its terms, the stock option was to expire and become unexerciseable in March 2013.
     Because the stock option was scheduled to expire in the near future, and because Company policy prohibits Mr. Peebler, as an executive of the Company, from exercising stock options or selling shares of stock of the Company except during limited time periods and provided he does not possess material non-public information involving the Company, Mr. Peebler recently elected to exercise the stock option and retain a portion of the shares. Accordingly, on February 25, 2011, Mr. Peebler exercised his option to purchase 1,325,000 shares of the Company’s common stock, retained 100,000 of the acquired shares and sold in broker’s transactions the remaining 1,225,000 shares.
     Immediately after giving effect to his exercise of the above stock option, Mr. Peebler owns a total of 839,569 shares of the Company’s stock and an option to purchase 180,000 shares of the Company’s common stock.
     The information contained in this Item 7.01 (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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